Exhibit 3.53

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SAVAGE SPORTS CORPORATION

SAVAGE SPORTS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

1.                                      That the name of the Corporation is Savage Sports Corporation. The name under which the Corporation was originally incorporated is Savage Arms Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 15, 1995.

2.                                      That pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation in its entirety.

3.                                      That the Board of Directors of the Corporation, by unanimous written consent dated September 10, 2004 adopted resolutions setting forth a proposed amendment and restatement of the Certificate of Incorporation of the Corporation in the form hereof, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and submitting the proposed amendment and restatement to the stockholders of the Corporation for consideration thereof.

4.                                      That this Amended and Restated Certificate of Incorporation was approved by a unanimous written consent of the stockholders of the Corporation dated September 10, 2004.

5.                                      That the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

FIRST:                                                        Name.  The name of the Corporation is

SAVAGE SPORTS CORPORATION

SECOND:                                         Address of Registered Office.  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD:                                                   Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                        Number of Shares.  The total number of shares of capital stock which the Corporation has authority to issue is 1,000 shares of common stock, par value $.01 per share, each of which is entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

FIFTH:                                                       Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors.

SIXTH.                                                      Liability.  (a)  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any sets or omissions of such director occurring prior to such amendment or repeal.

(b)                                 To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or its subsidiaries. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

SEVENTH: Indemnification.  The Corporation shall, to the maximum extent permitted from time to time under the General Corporation Law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article SEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. No amendment or repeal of this Article SEVENTH shall apply to or have any effect on the indemnification of any officer or director of the Corporation for or with respect to any acts or omissions of such officers and directors occurring prior to such amendment or repeal.

EIGHTH:                                          The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

[signature page follows]

IN WITNESS WHEREOF, SAVAGE SPORTS CORPORATION has caused this Amended and Restated Certificate of Incorporation to be signed by, its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 10th day of September, 2004.

SAVAGE SPORTS CORPORATION

By	/s/ William Ughetta
William Ughetta
President